Consulting Agreement

Recitals

CONSULTING AGREEMENT entered into this 15 day of March, 2006, by and between Astris Energi Inc. with offices at 2175-6 Dunwin Drive Mississauga, Ontario L5L 1X2 Canada (Hereinafter referred to as the “Company”), and Michael Sheppard with offices at 4229 Warren Road, Franklin, Tennessee, 37067, USA (Hereinafter referred to as the “Consultant”).

WHEREAS, the Company desires to continue the consulting services of Consultant in the areas of Corporate Image, Business Development, and Business Strategy for the Company (the “Services”) in connection to the Company’s business.

WHEREAS, in consideration for the Services, the Company shall pay cash and issue warrants exercisable into the Company’s common stock upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Provision of Services

Duties of Consultant: The Consultant will provide such services and advice to the Company so as to advise the Company in business development, business strategy and corporate image. Without limiting the generality of the foregoing, Consultant will also assist the Company in developing, studying and evaluating acquisition/merger proposals, prepare reports and studies thereon when advisable, and in referring the Company to prospective business partners and individuals who may assist in its business development and discussions pertaining thereof. Nothing contained herein constitutes a commitment on the part of the Consultant to find an acquisition target for the Company or, if such target is found, that any transaction will be completed. This Agreement is not a contract for listing services, and nothing in this Agreement will require the Consultant to negotiate on behalf of the Company with corporations that are involved with listings or making a market in corporate securities in the OTC markets.

1.1
Duties Expressly Excluded: This Agreement expressly excludes the Consultant from providing any and all capital formation and/or public relation services to the Company inclusive of but not limited to (i) direct or indirect promotion of the Company’s securities; (ii) assistance in making of a market in the Company’s securities; and (iii) assistance in obtaining debt and/or equity financing. The Consultant shall not have the power of authority to bind the Company to any transaction without the Company’s prior written consent.

2. Term and Compensation

The Term of this Consulting Agreement will be six (6) months from the date this Consulting Agreement is executed. In consideration of Services to be rendered during the Term and services already rendered to date, the Company will pay to the Consultant a flat fee in the amount of USD$8,250.00. Upon execution of this agreement, the Company will also issue 500,000 warrants to purchase common shares of the Company at an exercise price of USD$0.19 with an expiry of 3 (three) years. Consultant acknowledges that this fee constitutes taxable compensation and that any tax liability related hereto shall be the responsibility of Consultant.

3. Property

All work performed by Consultant pursuant to this Consulting Agreement in connection with the Service or otherwise, including, without limitation, business and strategic plans and proposals, and however rendered, electronic or otherwise, and whether or not patentable or copyrightable (the “Products”), shall be deemed works-made-for-hire under United States copyright law and shall be the property of the Company. Consultant further agrees to and does hereby assign, transfer, and convey to the Company all of Consultant’s right, title and interest in and to the Products, and in connection therewith, to execute and deliver such documents and take other steps, in order to enable the Company, in its sole discretion, to obtain grants of patent and registration of copyright and trademark, both domestic and foreign, in connection with the Products.

4. Confidential Information

The Company has developed and is the owner of highly valuable and unique confidential and proprietary technical information related to the Business, as well as business and financial information related thereto (the “Confidential Information”). Notwithstanding the foregoing, “Confidential Information” shall not include and the provisions of this Agreement will not apply to information disclosed by the Company and/or Consultant (1) if such information is demonstrated to be generally available to the public at the time of its disclosure to Consultant; (2) after the time, if any, that such information becomes generally available to the public without any breach by Consultant; (3) was already in Consultant’s possession at the time of disclosure to Consultant (whether such time of disclosure is before or after the date hereof); (4) is developed by Consultant independently of the Services; or (5) was lawfully received by Consultant from a third party without restrictions on disclosure or use.

Using no less effort than the Consultant would use to maintain the confidentiality of his own confidential and proprietary information, the Consultant shall maintain in strict confidence and shall not disclose at any time, without the prior written consent of the Company, any of the Confidential Information to any other person or entity, unless such information has entered the public domain through lawful means, without violation of this Consulting Agreement, or pursuant to requirements of law or court order.

5. Severability

In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Company may terminate the Agreement at any time by giving a written 30 day notice to the Consultant.

6. Independent Contractor

Consultant acknowledges and agrees that he is rendering the Services as an independent contractor and not an employee of the Company and, accordingly, the Company shall have no obligations to Consultant in connection with payroll taxes, employee benefits and the like.

7. No Assignment

Consultant’s obligations hereto with respect to provision of Services shall not be assignable to any other person without the express written consent of the Company.

8. Miscellaneous

This Consulting Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior understanding and agreements as to such subject matter; (ii) may be amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the laws of Ontario.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

CONSULTANT:

/s/ Michael Sheppard
Michael Sheppard

COMPANY:

/s/ Anthony Durkacz
Anthony Durkacz Vice President of Finance Astris Energi Inc.